Exhibit (s)

Calculation of Filing Fees Tables

Form N-2MEF
(Form Type)

Great Elm Capital Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Debt	% Notes due 2029	457(a)	$5,750,000	-	$ 5,750,000	0.00014760	$ 848.70
Fee Previously Paid	Debt	% Notes due 2029	457(a)	$28,750,000	-	$ 28,750,000	0.00014760	$ 4,243.50
		Total Offering Amount				$ 34,500,000		$ 5,092.20
		Total Fees to Be Paid						$ 5,092.20
		Total Fees Previously Paid Net Fee Due						$ 4,243.50
		Net Fee Due						$ 848.70

(1) Estimated solely for purposes of calculating the registration fee per Rule 457(a).

(2) Includes Notes that may be issued pursuant to the underwriters’ over-allotment option.

(3) The registrant previously paid $4,243.50 in connection with the registrant’s registration statement on Form N-2 (File No. 333-277557) as filed with the Securities and Exchange Commission on February 29, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of Notes having a proposed maximum aggregate offering price of $5,750,000 is hereby registered, which includes additional Notes that the underwriters have the option to purchase solely to cover over-allotments, if any.